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                                                                    Exhibit 17.2



                                       September 24, 1996


  Allyson D. Laackman
  Chief Financial Officer
  Jack Carl/312-Futures, Inc.
  200 West Adams Street
  Suite 1500
  Chicago, IL  60606


  Dear Ms. Laackman:

       I hereby resign as Director of Jack Carl/312-Futures, Inc. effective Tuesday, October 1, 1996. As you know, since my employment by E.D.& F. Man International Inc. began on July 1, 1996, my only involvement with the affairs of the Company has been in winding up legal matters for Index Futures Group, Inc.

                                      Sincerely,

                                      /S/PHILIP A TANZAR


                                      Philip A. Tanzar